Exhibit 99.1
FAT BRANDS INC. REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS
Conference call and webcast today at 5:00 p.m. ET
LOS ANGELES (May 1, 2024) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported financial results for the fiscal first quarter ended March 31, 2024.
“Over the last three years, we have expanded our footprint 10-fold by strategically building a diverse portfolio that now includes 18 iconic concepts spanning over 2,300 locations worldwide, across more than 40 countries and 49 U.S. states,” said Andy Wiederhorn, Chairman of FAT Brands. “Our franchise interest remains high across all brands, as evidenced by the participation and units sold at our biannual FAT Brands Summit held in April. During the first quarter, we finalized a strategic development deal for 40 co-branded Round Table Pizza and Fatburger locations and continue to see heightened interest from our franchise partners, who are eager to explore additional co-branding opportunities that leverage synergies within our brand offerings.”

Ken Kuick, Co-Chief Executive Officer of FAT Brands, commented, “During the first quarter, we signed over 150 development deals, increasing our pipeline to over 1,200 locations.” Kuick continued, “Continuing in 2024 is our focus on the expansion of Twin Peaks. We opened three new lodges during the first quarter, and plan to open 15 to 20 new Twin Peaks lodges in 2024, ending the year with approximately 125 lodges. Additionally, our first conversion of a Smokey Bones location is officially underway. We see this as the first of many sites we will use to fuel Twin Peaks’ fast-paced growth.”

Rob Rosen, Co-Chief Executive Officer of FAT Brands, concluded, “Opportunities in 2024 are abundant. Our long-term strategy is to create value through the organic expansion of our existing brands, acquire additional brands that strategically complement our portfolio, realize value from strategic divestments when appropriate to manage outstanding debt, and ultimately increase long-term value for our stakeholders.”

Fiscal First Quarter 2024 Highlights
•Total revenue improved 43.8% to $152.0 million compared to $105.7 million in the fiscal first quarter of 2023
◦System-wide sales growth of 4.8% in the fiscal first quarter of 2024 compared to the prior year fiscal quarter
◦Year-to-date system-wide same-store sales declined of 4.0% in the fiscal first quarter of 2024 compared to the prior year
◦16 new store openings during the fiscal first quarter of 2024
•Net loss of $38.3 million, or $2.37 per diluted share, compared to $32.1 million, or $2.05 per diluted share, in the fiscal first quarter of 2023
•EBITDA(1) of $9.4 million compared to $7.7 million in the fiscal first quarter of 2023
•Adjusted EBITDA(1) of $18.2 million compared to $19.2 million in the fiscal first quarter of 2023
•Adjusted net loss(1) of $32.9 million, or $2.05 per diluted share, compared to adjusted net loss of $23.5 million, or $1.53 per diluted share, in the fiscal first quarter of 2023

(1)EBITDA, adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net loss to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Fiscal First Quarter 2024 Financial Results
Total revenue increased $46.3 million, or 43.8%, in the first quarter of 2024 to $152.0 million compared to $105.7 million in the same period of 2023, driven by the acquisition of Smokey Bones in September 2023.
Costs and expenses consist of general and administrative expense, cost of restaurant and factory revenues, depreciation and amortization, refranchising net loss and advertising fees. Costs and expenses increased $48.0 million, or 45.6%, in the first quarter of 2024 to $153.3 million compared to the same period in the prior year, primarily due to the acquisition of Smokey Bones in September 2023 and increased activity from Company-owned restaurants and the Company's factory.
General and administrative expense increased $1.6 million, or 5.6%, in the first quarter of 2024 compared to $28.4 million in the same period in the prior year, primarily due to the acquisition of Smokey Bones in September 2023.
Cost of restaurant and factory revenues was related to the operations of the company-owned restaurant locations and dough factory and increased $40.0 million, or 67.6%, in the first quarter of 2024, primarily due to the acquisition of Smokey Bones in September 2023 and higher company-owned restaurant and factory sales.
Depreciation and amortization increased $3.1 million, or 43.3% in the first quarter of 2024 compared to the same period in the prior year, primarily due to the acquisition of Smokey Bones in September 2023 and depreciation of new property and equipment at company-owned restaurant locations.
Refranchising net loss in the first quarter of 2024 of $1.5 million was comprised of $1.0 million in restaurant operating costs, net of food sales, and $0.5 million in net loss related to the sale or closure of refranchised restaurants. Refranchising net loss in the first quarter of 2023 of $0.2 million was comprised of $0.1 million in net gains related to the sale or closure of refranchised restaurants, offset by $0.3 million in restaurant operating costs, net of food sales.
Advertising expenses increased $2.1 million in the first quarter of 2024 compared to the prior year period. These expenses vary in relation to advertising revenues.
Total other expense, net, for the first quarter of 2024 and 2023 was $33.4 million and $30.0 million, respectively, which is inclusive of interest expense of $34.0 million and $30.1 million, respectively. This increase is primarily due to new debt offerings which occurred in the second half of fiscal year 2022 and first three quarters of 2023. Total other expense, net for the first quarter of 2024 also consisted of a $0.4 million net loss on the extinguishment of debt.
Adjusted net loss(1) of $32.9 million, or $2.05 per diluted share, compared to adjusted net loss of $23.5 million, or $1.53 per diluted share, in the fiscal first quarter of 2023.
Key Financial Definitions
New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.
Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year.
System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.
Conference Call and Webcast
FAT Brands will host a conference call and webcast to discuss its fiscal first quarter 2024 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, Chairman of the Board, and Ken Kuick, Co-Chief Executive Officer and Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 1-844-826-3035 from the U.S. or 1-412-317-5195 internationally. A replay will be available after the call until Wednesday, May 22, 2024, and can be accessed by dialing 1-844-512-2921 from the U.S. or 1-412-317-6671 internationally. The passcode is 10187929. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.
About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 18 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Smokey Bones, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses and franchises and owns approximately 2,300 units worldwide. For more information, please visit www.fatbrands.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, the timing and performance of new store openings, our ability to conduct future accretive acquisitions and our pipeline of new store locations. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Non-GAAP Measures (Unaudited)
This press release includes the non-GAAP financial measures of EBITDA, adjusted EBITDA and adjusted net loss.
EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors, and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.
Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising loss, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.
Reconciliations of net loss presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.

Investor Relations:
ICR
Michelle Michalski
ir-fatbrands@icrinc.com
646-277-1224
Media Relations:
Erin Mandzik
emandzik@fatbrands.com
860-212-6509

FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended
(In thousands, except share and per share data)	March 31, 2024	March 26, 2023

Revenue
Royalties	$21,947	$22,485
Restaurant sales	105,938	62,601
Advertising fees	9,796	9,351
Factory revenues	9,474	9,165
Franchise fees	1,481	802
Other revenue	3,331	1,287
Total revenue	151,967	105,691

Costs and expenses
General and administrative expense	30,005	28,415
Cost of restaurant and factory revenues	99,050	59,087
Depreciation and amortization	10,194	7,116
Refranchising loss	1,508	159
Advertising fees	12,592	10,527
Total costs and expenses	153,349	105,304

(Loss) income from operations	(1,382)	387

Other (expense) income, net
Interest expense	(29,623)	(25,090)
Interest expense related to preferred shares	(4,418)	(5,043)
Net gain on extinguishment of debt	427	—
Other income, net	204	156
Total other expense, net	(33,410)	(29,977)

Loss before income tax provision	(34,792)	(29,590)

Income tax provision	(3,524)	(2,536)

Net loss	$(38,316)	$(32,126)

Net loss	$(38,316)	$(32,126)
Dividends on preferred shares	(1,881)	(1,755)
	$(40,197)	$(33,881)

Basic and diluted loss per common share	$(2.37)	$(2.05)
Basic and diluted weighted average shares outstanding	16,947,400	16,487,119
Cash dividends declared per common share	$0.14	$0.14

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended
(In thousands)	March 31, 2024	March 26, 2023
Net loss	$(38,316)	$(32,126)
Interest expense, net	34,041	30,133
Income tax provision	3,524	2,536
Depreciation and amortization	10,194	7,116
EBITDA	9,443	7,659
Bad debt expense	168	1,035
Share-based compensation expenses	745	1,095
Non-cash lease expenses	630	381
Refranchising loss	1,508	159
Litigation costs	3,807	7,744
Severance	22	—
Net loss related to advertising fund deficit	2,282	1,085
Net gain on extinguishment of debt	(427)	—
Pre-opening expenses	28	29
Adjusted EBITDA	$18,207	$19,187

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended
(In thousands, except share and per share data)	March 31, 2024	March 26, 2023

Net loss	$(38,316)	$(32,126)
Refranchising loss	1,508	159
Net gain on extinguishment of debt	(427)	—
Litigation costs	3,807	7,744
Severance	22	—
Tax adjustments, net (1)	497	677
Adjusted net loss	$(32,909)	$(23,546)

Net loss	$(38,316)	$(32,126)
Dividends on preferred shares	(1,881)	(1,755)
	$(40,197)	$(33,881)

Adjusted net loss	$(32,908)	$(23,546)
Dividends on preferred shares	(1,881)	(1,755)
	$(34,789)	$(25,301)

Loss per basic and diluted share	$(2.37)	$(2.05)
Adjusted net loss per basic and diluted share	$(2.05)	$(1.53)

Weighted average basic and diluted shares outstanding	16,947,400	16,487,119
(1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods.